Exhibit 99.1

ConAgra Foods, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Financial Statements

On June 23, 2008, ConAgra Foods, Inc. (“ConAgra Foods” or the “Company”) completed the sale of its domestic and international grain merchandising, fertilizer distribution, agricultural and energy commodities trading and services, and grain, animal and oil seed byproducts merchandising and distribution business operated as ConAgra Trade Group (the “Business”). The Business comprised the predominant operations of the Company’s Trading and Merchandising reporting segment. The sale was completed pursuant to a Contribution and Equity Interest Purchase Agreement dated as of March 27, 2008 (the “Agreement”) by and among ConAgra Foods, ConAgra Foods Food Ingredients Company, Inc., a wholly owned subsidiary of ConAgra Foods (“CFFIC” and, together with ConAgra Foods, the “CAG Parties”), Freebird I, LLC, a Delaware limited liability company and wholly owned subsidiary of ConAgra Foods (“Freebird”), Freebird II, LLC a Delaware limited liability company and wholly owned subsidiary of ConAgra Foods (“Freebird II” and together with Freebird, the “LLCs”), Freebird Holdings, LLC, a Delaware limited liability company (“Holdco”) and Freebird Intermediate Holdings, LLC, a Delaware limited liability company (“Investor” and, together with Holdco, the “Buyer Parties”). The Buyer Parties are affiliates of Ospraie Special Opportunities Fund and were formed for the purposes of the transactions contemplated by the Agreement.

The Business was purchased by the Buyer Parties for approximately $2.8 billion, to be reduced by transaction costs and subject to post-closing adjustments. The before-tax proceeds from the sale include approximately $2.2 billion in cash, net of transaction costs (including incentive compensation amounts due to Business employees), and $550 million (face value) of payment-in-kind debt securities issued by the Investor (the “Notes”).

At closing, ConAgra Foods also received a four-year warrant to acquire 78,261 units of Holdco (the “Warrant”). The initial exercise price of the warrant is $2,000 per unit and is subject to reduction in connection with Holdco’s distributions on equity. The warrant contains standard anti-dilution protections.

The following unaudited pro forma condensed consolidated financial statements of ConAgra Foods include adjustments to the Company’s historical financial statements to reflect the disposition of the Business.

The historical financial information of ConAgra Foods, set forth below, has been derived from the historical audited and unaudited consolidated financial statements of ConAgra Foods included in the Annual Report on Form 10-K for the year ended May 27, 2007 and the Quarterly Report on Form 10-Q for the quarter ended February 24, 2008. The unaudited pro forma consolidated statements of earnings for the nine months ended February 24, 2008 and year ended May 27, 2007 were prepared as if the disposition occurred on May 28, 2006 and the adjustments give effect to events that are directly attributable to the transaction and have a continuing impact on the results of operations of ConAgra Foods. The unaudited pro forma balance sheet was prepared as if the disposition occurred as of February 24, 2008, and the adjustments give effect to events that are directly attributable to the transaction, regardless if they have a continuing impact or are nonrecurring. The pro forma adjustments are based on factually supportable available information and certain assumptions that management believes are reasonable.

The unaudited pro forma statements presented do not purport to represent what the results of operations or financial position of ConAgra Foods would actually have been had the transaction occurred on the dates noted above, or to project the results of operations or financial position of ConAgra Foods for any future periods. In the opinion of management, all necessary adjustments to the unaudited pro forma financial information have been made.

The unaudited pro forma consolidated financial statements should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the historical financial statements and related notes thereto of ConAgra Foods included in the 2007 Annual Report on Form 10-K and the Quarterly Report on Form 10-Q for the quarter and nine months ended February 24, 2008.

The disposition of ConAgra Trade Group will be presented as a discontinued operation under Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, when the Company issues financial statements for fiscal 2008.

***

The Company expects to use proceeds from the sale of the Business to repurchase shares, retire interest-bearing debt (primarily commercial paper), and for other general corporate purposes. The use of proceeds is expected to materially impact the results of operations and financial position of the Company in fiscal 2009 and thereafter. The pro forma financial statements presented herein do not reflect any impact from these planned uses of the divestiture proceeds.

ConAgra Foods, Inc. and Subsidiaries

Pro Forma Condensed Consolidated Statements of Earnings

Thirty-Nine Weeks Ended February 24, 2008

(unaudited)

Amounts in millions except per share data

	As Originally Reported (a)	Disposition of ConAgra Trade Group (b)	Pro Forma
Net sales	$9,995.0	$(1,435.6)	$8,559.4
Costs and expenses:
Cost of goods sold	7,362.8	(874.8)	6,488.0
Selling, general and administrative expenses	1,426.8	(129.5)	1,297.3
Interest expense, net	184.9	(1.1)	183.8

Income from continuing operations before income taxes and equity method investment earnings	1,020.5	(430.2)	590.3
Income tax expense	371.8	(173.6)	198.2
Equity method investment earnings	80.7	(37.8)	42.9

Income from continuing operations	729.4	(294.4)	435.0

Earnings per share from continuing operations
Basic	$1.49		$0.89

Diluted	$1.48		$0.89
Shares used to compute earnings from continuing operations per common share
Basic	488.1		488.1
Diluted	491.5		491.5

(a)	Amounts as originally reported by ConAgra Foods in its Quarterly Report on Form 10-Q for the fiscal quarter ended February 24, 2008.
(b)	Represents the results of operations of the Business for the period.

ConAgra Foods, Inc. and Subsidiaries

Pro Forma Condensed Consolidated Statements of Earnings

Fiscal Year Ended May 27, 2007

(unaudited)

Amounts in millions except per share data

	As Originally Reported (a)	Disposition of ConAgra Trade Group (b)	Pro Forma
Net sales	$12,028.2	$(1,455.1)	$10,573.1
Costs and expenses:
Cost of goods sold	8,889.7	(1,014.6)	7,875.1
Selling, general and administrative expenses	1,907.8	(133.4)	1,774.4
Interest expense, net	225.6	(6.1)	219.5

Income from continuing operations before income taxes and equity method investment earnings	1,005.1	(301.0)	704.1
Income tax expense	365.7	(118.4)	247.3
Equity method investment earnings	44.4	(16.0)	28.4

Income from continuing operations	683.8	(198.6)	485.2

Earnings per share from continuing operations
Basic	$1.36		$0.96

Diluted	$1.35		$0.96
Shares used to compute earnings from continuing operations per common share
Basic	504.2		504.2
Diluted	507.1		507.1

(a)	Amounts as originally reported by ConAgra Foods in its Annual Report on Form 10-K for the fiscal year ended May 27, 2007.
(b)	Represents the results of operations of the Business for the period.

ConAgra Foods, Inc. and Subsidiaries

Pro Forma Condensed Consolidated Balance Sheets

At February 24, 2008

(unaudited)

Amounts in millions

	As Originally Reported (a)	Disposition of ConAgra Trade Group (b)	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$128.2	$—	$1,549	(c)	$1,677.2
Receivables	1,449.0	(544.0)	37	(c)	942.0
Inventories	3,610.3	(1,469.0)			2,141.3
Prepaid expenses and other current assets	1,147.6	(634.4)			513.2

Total current assets	6,335.1	(2,647.4)	1,586		5,273.7

Property, plant and equipment	5,054.8	(232.9)			4,821.9
Less accumulated depreciation	(2,678.4)	122.2			(2,556.2)

Property, plant and equipment, net	2,376.4	(110.7)			2,265.7

Goodwill	3,507.3	(15.9)			3,491.4
Brands, trademarks and other intangibles, net	804.0	(1.1)			802.9
Other assets	363.9	(96.1)	485	(c)	752.8

	$13,386.7	$(2,871.2)	$2,071		$12,586.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable	$418.0	$(20.4)			$397.6
Current installments of long-term debt	14.8	(0.3)			14.5
Accounts payable	1,353.7	(555.5)			798.2
Other accrued liabilities	1,966.3	(738.8)	235	(d)	1,462.5

Total current liabilities	3,752.8	(1,315.0)	235		2,672.8

Senior long-term debt, excluding current installments	3,175.9	(1.3)			3,174.6
Subordinated debt	200.0	—			200.0
Other noncurrent liabilities	1,219.5	(18.2)			1,201.3

Total liabilities	8,348.2	(1,334.5)	235		7,248.7

Common stockholders’ equity	5,038.5	—	299.3	(e)	5,337.8

Total liabilities and stockholders’ equity	$13,386.7	$(1,334.5)	$534.3		$12,586.5

(a)	Amounts as originally reported by ConAgra Foods in its Quarterly Report on Form 10-Q for the fiscal period ended February 24, 2008.

(b)	Represents the assets and liabilities of the Business held for sale as of February 24, 2008.

(c)	Represents the proceeds from the sale of the Business assuming the transaction had occurred on February 24, 2008 and before application of any post-closing adjustments that are not yet estimable. The pro forma proceeds shown are comprised of 1) $1.5 billion of cash (discussed further below), 2) transaction costs of $20 million, 3) the Notes, which have been recorded at an estimated fair market value of $483 million, 4) a short-term receivable of $37 million due from the purchaser, and 5) the Warrant, which has been recorded at an estimated fair market value of $2 million.

Per the Agreement, the purchase price of the Business was based on the net assets of the Business, as of the date of disposition, plus a negotiated premium. In addition to the Notes, Warrant and short-term receivable referred to above, the Company received cash proceeds of approximately $2.2 billion on June 23, 2008, the date of the disposition. The net assets of the Business increased during the period between February 24, 2008 and June 23, 2008 due to earnings of the Business and further investments in the Business by ConAgra Foods. The pro forma cash proceeds are lower than the actual cash proceeds to reflect the fact that, had the transaction closed on February 24, 2008, the net assets of the Business, on which the purchase price was based, would have been lower.

(d)	Represents the estimated taxes payable of $179 million associated with the gain on sale of the Business and the estimated liability of approximately $56 million for compensation costs incurred in connection with the disposition, including accelerated vesting due under incentive compensation.

(e)	Represents the estimated after-tax gain of $304 million reduced by the reclassification of accumulated other comprehensive income of $5 million to income as a result of liquidating certain foreign entities as part of the sale of the Business.